SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549




                            FORM 12b-25

NOTIFICATION OF LATE FILING	                 		SEC FILE NUMBER:  1-9593

Date of Report:     March 26, 1998


		(Check One):		                            			CUSIP NUMBER:   189869 10 0

X  Form 10-K and Form 10-KSB          Form 20-F           Form 11-K

   Form 10-Q and Form 10-QSB          Form N-SAR

   For Period Ended:  12/31/97

                  Transition Report on Form 10-K
                  Transition Report on Form 20-F
                  Transition Report on Form 11-K
                  Transition Report on Form 10-Q
                  Transition Report on Form N-SAR


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:     N/A












Part I - Registrant Information

                         COACHMAN INCORPORATED
          (Exact Name of Registrant as Specified in its Charter)

                              DELAWARE
             (State or Other Jurisdiction of Incorporation)

   1-9593                             73-1244422
			(Commission File Number)	      (I.R.S. Employer Identification No.)

          301 NW 63rd ST., STE. 500 OKLAHOMA CITY, OK  73116
			       (Address of Principal Executive Offices)  	(Zip Code)

                          (405) 840-4667
          (Registrant's Telephone Number, Including Area Code)

                              NONE
      (Former Name or Former Address, if Changed Since Last Report)




Part II - Rules 12b-25 (b) and (c)

    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

X	  The subject annual report, semi-annual report, transition report on Form
    10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
    or the subject quarterly report or	transition report on Form 10-Q, or
    portion thereof will be filed on or before the fifth	calendar following
    the prescribed due date.





Part III - Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


For 1997, the audit of financial statements is being handled from a different KPMG Peat Marwick LLP office than in prior years. This change has necessitated the Corporation's request for additional time to file the required Form 10-K.





Part IV - Other Information

	(1)	Name and telephone number of person to contact in regard to this notification.

Dennis Bradford                                     (405) 840-4667
    (Name)                                    (Area Code) (Telephone Number)

	(2)	Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment
     Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed.  If the answer is no, identify report(s).

						 	Yes	    	X		No

     Form 10-Q for 3/31/97, Form 10-Q for 6/30/97

	(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

							Yes			X	No








                               SIGNATURES

                               FORM 12b-25



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                                  					COACHMAN INCORPORATED
                                  					(Registrant)


March 26, 1998		                       By:   /s/ Dennis D. Bradford
                                   				Dennis D. Bradford
                                   				Chairman of the Board
                                       Chief Financial Officer